AMENDMENT OF ASSIGNMENT OF PROCEEDS AGREEMENT

THIS AMENDING AGREEMENT is entered into as of the 12th day of December, 2001

AMONG:

JESDAN ENTERTAINMENT CORP., a Florida corporation having an address care of 11161 Heron Bay Blvd., Suite 4323, Coral Springs, FL 33076

(the "Assignor")

OF THE FIRST PART

AND:

ENTERTAINMENT HOSTING & MERCHANDISING, L.L.C., a California limited liability company having an office at 300 Esplanade Drive, Suite 1680, Oxnard, CA 93030

("Assignee")

OF THE SECOND PART

AND:

WORLDWIDE TECHNOLOGIES, INC., a British Columbia company, 300 Esplanade Drive, Suite 1680, Oxnard, CA 93030

("Worldwide")

OF THE THIRD PART

WHEREAS:

  Pursuant to that certain assignment of proceeds agreement among the Assignor, the Assignee and Worldwide dated as of the 28th day of November, 2001 (the "Assignment of Proceeds Agreement"), Worldwide agreed to, among other things, issue to the Assignor common shares having an aggregate value of US$25,000;

  Section 3.1(a)((ii) of the Assignment of Proceeds Agreement provided, in material part, that such shares are in lieu of compensation for the position of Senior Vice-President New Talent; and

  The parties wish to clarify that such shares are issuable by Worldwide to Roy Sciacca, in consideration of his agreement to serve as the Assignee's Senior Vice-President New Talent, and in lieu of any additional compensation compensation.

NOW THEREFORE THIS AGREEMENT witnesses that, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  The Assignment of Proceeds Agreement is hereby amended as follows:

    Section 3.1(a)(ii) of the Assignment of Proceeds Agreement is deleted and replaced with the following:

  "(ii) issue to Roy Sciacca fully paid and non-assessable common shares (the "Sciacca Shares") having an aggregate value of US$25,000 in consideration of his agreement to serve as the Assignee's Senior Vice-President New Talent, and in lieu of any other compensation payable to Mr. Sciacca in such capacity. Worldwide agrees to prepare and file with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933 a registration statement on Form S-8 in respect of the Sciacca Shares;"

  The Assignment of Proceeds Agreement, as amended hereby, continues in full force and effect.

  This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

  Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date first set forth above.

  This Agreement will be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first set forth above.

WORLDWIDE TECHNOLOGIES, INC.

Per: /s/ signed
Authorized Signatory

ENTERTAINMENT HOSTING & MERCHANDISING, LLC

Per: /s/ signed
Authorized Signatory

JESDAN ENTERTAINMENT CORP.

Per: /s/ signed
Authorized Signatory